CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
WidePoint Corporation

We have issued our report dated March 6, 2012 with respect to the consolidated financial statements of Avalon Global Solutions, Inc. for the years ended June 30, 2011 and 2010 included in this Current Report on Form 8-K/A dated March 9, 2012.  We hereby consent to the use of the aforementioned report in this Form 8-K/A and to the incorporation by reference in the previously filed registration statements of WidePoint Corporation on Forms S-8, File Nos. 333-124867 and 333-158772, and Form S-1, File No. 333-121858.

/s/ McPhillips Roberts & Deans PLC
Norfolk, Virginia
March 9, 2012